Exhibit (a)(2)

DWS MUNICIPAL TRUST

AMENDED AND RESTATED DESIGNATION OF SERIES AND CLASSES

OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, the Trustees of the Trust, acting pursuant to the Trust’s declaration of trust as then in effect, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective June 27, 2006 restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, pursuant to Article V, Section 11 of the Declaration, the Trustees, at a meeting held on June 27, 2006, authorized the following share class combinations to be effective as of the dates indicated below:

(i) Effective as of July 14, 2006, the class of the DWS High Yield Tax Free Fund presently designated as Class AARP shares is combined with the Class S share class of that Series, and each Class AARP share of that Series outstanding as of the close of business on July 13, 2006 is redesignated as a Class S share of that Series, to have all the relative rights and preferences of the Class S shares of that Series under the Declaration;

(ii) Effective as of July 14, 2006, the class of the DWS Managed Municipal Bond Fund presently designated as Class AARP shares is combined with the Class S share class of that Series, and each Class AARP share of that Series outstanding as of the close of business on July 13, 2006 is redesignated as a Class S share of that Series, to have all the relative rights and preferences of the Class S shares of that Series under the Declaration;

NOW THEREFORE, the Trustees of the Trust, effective as of the dates set forth above hereby amend and restate the Trust’s Restated Designation of Series and Classes of Shares of Beneficial Interest in its entirety as follows:

1.        The following Series of Shares and Classes thereof are established and designated, the Shares of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under, the Declaration and this restated designation:

Series	Class

DWS High Yield Tax Free Fund	Class A Class B Class C Class S Institutional Class

DWS Managed Municipal Bond Fund	Class A Class B Class C Class S Institutional Class

2.        For Shares of a Class of a Series, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The Shares of a Class of a Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information of the Series relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be further supplemented from time to time.

3.        The designation of the Series and Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

IN WITNESS WHEREOF, the undersigned have signed this instrument as of the date above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

/s/ Henry P. Becton	/s/ Rebecca W. Rimel
Henry P. Becton, Jr., Trustee	Rebecca W. Rimel, Trustee
/s/ Dawn-Marie Driscoll	/s/ Philip Saunders Jr.
Dawn-Marie Driscoll, Trustee	Philip Saunders Jr., Trustee
/s/ Keith R. Fox	/s/ William N. Searcy, Jr.
Keith R. Fox, Trustee	William N. Searcy, Jr., Trustee
/s/ Kenneth C. Froewiss	/s/ Jean Gleason Stromberg
Kenneth C. Froewiss, Trustee	Jean Gleason Stromberg, Trustee
/s/ Martin J. Gruber	/s/ Carl W. Vogt
Martin J. Gruber, Trustee	Carl W. Vogt, Trustee
/s/ Richard J. Herring
Richard J. Herring, Trustee	Axel Schwarzer, Trustee
/s/ Graham E. Jones
Graham E. Jones, Trustee